Exhibit (a)(viii)

Supplement to Articles of Incorporation of Registrant,

dated August 6, 2012

PERMANENT PORTFOLIO FAMILY OF FUNDS, INC.

ARTICLES SUPPLEMENTARY

Permanent Portfolio Family of Funds, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (“Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:        The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

SECOND:   Immediately prior to the effectiveness of these Articles Supplementary, the total number of shares of the Corporation’s common stock, par value of one-thousandth of one dollar ($.001) (“Common Stock”), which the Corporation had authority to issue was five hundred million (500,000,000) shares, having an aggregate par value of five hundred thousand dollars ($500,000), classified and designated as follows:

Series	Number of Authorized Shares

Permanent Portfolio	400,000,000
Short-Term Treasury Portfolio	25,000,000
Versatile Bond Portfolio	25,000,000
Aggressive Growth Portfolio	25,000,000
Unclassified	25,000,000

TOTAL	500,000,000

THIRD:       (a) Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-105(c) of the Maryland General Corporation Law, the Board of Directors, by resolutions adopted at a meeting duly convened and held on June 15, 2012, has: (i) increased the total number of shares of Common Stock which the Corporation has authority to issue to one billion (1,000,000,000) shares, and (ii) classified, established and designated three hundred and fifty million (350,000,000) of such newly authorized shares of Common Stock as shares of the Permanent Portfolio.

   (b) Immediately after the effectiveness of these Articles Supplementary, the total number of shares of Common Stock which the Corporation has authority to issue is one billion (1,000,000,000) shares, having an aggregate par value of one million dollars ($1,000,000), classified and designated as follows:

Series	Number of Authorized Shares

Permanent Portfolio	750,000,000
Short-Term Treasury Portfolio	25,000,000
Versatile Bond Portfolio	25,000,000
Aggressive Growth Portfolio	25,000,000
Unclassified	175,000,000

TOTAL	1,000,000,000

   (c) The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the foregoing series of Common Stock are as set forth in the Corporation’s charter.

FOURTH:   These Articles Supplementary have been attested to by the Treasurer of the Corporation pursuant to authority set forth in a resolution adopted by the Corporation’s Board of Directors.

IN WITNESS WHEREOF, Permanent Portfolio Family of Funds, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested to by its Treasurer on this sixth day of August, 2012.

PERMANENT PORTFOLIO FAMILY OF FUNDS, INC.

By:	/s/ Michael J. Cuggino
Michael J. Cuggino President

ATTEST:

/s/ James H. Andrews
James H. Andrews Treasurer

THE UNDERSIGNED, President of Permanent Portfolio Family of Funds, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Michael J. Cuggino
Michael J. Cuggino President